Exhibit 23.12(a)

Tetra Tech EBA Inc.
(formerly  EBA Engineering Consultants Ltd. or EBA, a Tetra Tech Company)

March 27, 2014

TO:  Seabridge Gold Inc.

Ladies and Gentlemen:

Reference is made to the Annual Report on Form 40-F (the “40-F”) of Seabridge Gold Inc. (the “Company”), to be filed with the United States Securities and Exchange Commission pursuant to the United States Securities Exchange Act of 1934, as amended, and the Annual Information Form (the “AIF”) of the Company for the year ended December 31, 2013, which is being filed as an exhibit to and incorporated by reference in the 40-F.

I, Kevin Jones, P.Eng., on behalf of myself and Tetra Tech EBA Inc. (formerly EBA Engineering Consultants Ltd. or EBA, a Tetra Tech Company), hereby consent to the references to, and the information derived from, the following reports and to the references, as applicable, to my name and EBA Engineering Consultants Ltd.’s name in connection with the following reports in the AIF and the 40-F:
•	Seabridge Gold Inc. - Courageous Lake Prefeasibility Study dated September 5, 2012;
•	2012 KSM (Kerr-Sulphurets-Mitchell) Prefeasibility Study dated June 22, 2012;
•	Courageous Lake Updated Preliminary Economic Assessment 2011 dated July 15, 2011; and
•	Kerr-Sulphurets-Mitchell (KSM) Preliminary Feasibility Study 2010 dated March 31, 2010.

Yours truly,

/s/ Kevin Jones
Kevin Jones, P.Eng.